EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2020 Second Quarter Financial Results
Record Quarterly Operating Revenues of $366.8 million, up 35%
Record Quarterly Net Income of $39.3 million, up 68%
EPS of $2.00 per share, ROE of 24.9%

New York, NY – May 6, 2020 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified brokerage and financial services firm providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets globally, today announced its financial results for the fiscal year 2020 second quarter ended March 31, 2020.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated, “We managed to navigate the unprecedented market volatility and produce record results at nearly every level which is validation of our business model, our client first philosophy and our risk management approach.  Our focus is to remain vigilant as we continue to see volatility and market dislocations, while at the same time helping our clients to manage their way through these markets.  Longer term we see headwinds related to lower interest rates which may be offset by higher volatility and the opportunity to increase market share as the industry continues to consolidate.  We look forward to closing the Gain Capital transaction as we enhance and expand our financial platform and client base.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended March 31,			Six Months Ended March 31,
(Unaudited) (in millions, except share and per share amounts)	2020	2019	% Change	2020	2019	% Change
Revenues:
Sales of physical commodities	$20,016.9	$6,929.5	189%	$30,994.9	$13,225.3	134%
Principal gains, net	168.5	110.3	53%	281.0	203.1	38%
Commission and clearing fees	116.6	85.1	37%	203.8	184.6	10%
Consulting, management and account fees	22.6	19.1	18%	43.9	38.2	15%
Interest income	41.7	48.2	(13)%	87.7	93.2	(6)%
Total revenues	20,366.3	7,192.2	183%	31,611.3	13,744.4	130%
Cost of sales of physical commodities	19,999.5	6,921.1	189%	30,967.7	13,208.6	134%
Operating revenues	366.8	271.1	35%	643.6	535.8	20%
Transaction-based clearing expenses	63.8	42.7	49%	110.1	92.8	19%
Introducing broker commissions	29.6	24.8	19%	55.8	57.4	(3)%
Interest expense	30.0	38.4	(22)%	63.8	71.4	(11)%
Net operating revenues	243.4	165.2	47%	413.9	314.2	32%
Compensation and other expenses:
Variable compensation and benefits	82.6	51.4	61%	137.2	99.1	38%
Fixed compensation and benefits	54.1	46.5	16%	103.5	87.9	18%
Trading systems and market information	11.2	9.5	18%	21.6	18.7	16%
Occupancy and equipment rental	4.9	5.0	(2)%	9.9	9.4	5%
Professional fees	4.7	5.0	(6)%	10.7	10.3	4%
Travel and business development	3.2	4.0	(20)%	7.7	7.8	(1)%
Non-trading technology and support	5.9	5.0	18%	11.9	9.2	29%
Depreciation and amortization	4.2	3.2	31%	8.1	6.1	33%
Communications	1.5	2.0	(25)%	3.1	3.3	(6)%
Bad debts	4.4	0.7	529%	4.4	1.0	340%
Recovery of bad debt on physical coal	—	—	—%	—	(2.4)	n/m
Other	10.6	7.4	43%	18.1	13.9	30%
Total compensation and other expenses	187.3	139.7	34%	336.2	264.3	27%
Other gain	—	5.4	n/m	0.1	5.4	(98)%
Income before tax	56.1	30.9	82%	77.8	55.3	41%
Income tax expense	16.8	7.5	124%	22.2	13.7	62%
Net income	$39.3	$23.4	68%	$55.6	$41.6	34%
Earnings per share:
Basic	$2.03	$1.23	65%	$2.88	$2.19	32%
Diluted	$2.00	$1.21	65%	$2.84	$2.15	32%
Weighted-average number of common shares outstanding:
Basic	18,872,937	18,753,490	1%	18,811,268	18,706,104	1%
Diluted	19,189,953	19,004,793	1%	19,132,497	18,999,889	1%
n/m = not meaningful to present as a percentage

Key Operating Metrics
The following table reflects key operating metrics used by management in evaluating our product lines.

	Three Months Ended March 31,			Six Months Ended March 31,
	2020	2019	% Change	2020	2019	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	47,611.4	29,060.3	64%	81,671.9	66,587.4	23%
Over-the-counter (“OTC”) (contracts, 000’s)	609.5	383.5	59%	1,098.5	792.8	39%
Global Payments (# of payments, 000’s)	203.9	162.8	25%	398.1	329.4	21%
Gold equivalent ounces traded (000’s)	121,618.2	77,721.1	56%	228,833.7	172,940.7	32%
Equity Capital Markets (gross U.S. dollar volume, millions)	$86,953.2	$37,238.8	134%	$126,884.2	$80,547.5	58%
Debt Capital Markets (gross U.S. dollar volume, millions)	$51,612.0	$58,230.1	(11)%	$91,815.7	$118,907.3	(23)%
FX Prime Brokerage volume (U.S. dollar notional, millions)	$129,998.7	$80,435.6	62%	$204,350.3	$170,380.3	20%
Average assets under management in Argentina (U.S. dollar, millions)	$331.3	$347.3	(5)%	$306.5	$315.0	(3)%
Average client equity - futures and options (millions)	$2,444.8	$1,936.6	26%	$2,351.0	$2,134.6	10%
Average money market / FDIC sweep client balances (millions)	$956.9	$772.5	24%	$969.2	$772.1	26%
COVID Impact
During the second quarter of fiscal 2020, worldwide social and economic activity became severely impacted by the spread and threat of coronavirus (“COVID-19”). In March 2020, COVID-19 was recognized as a global pandemic and has spread to many regions of the world, and all countries in which we have operations. The response by governments and societies to the COVID-19 pandemic, which has included temporary closures of businesses; social distancing; travel restrictions, “shelter in place” and other governmental regulations, has significantly impacted market volatility and general economic conditions. We are closely tracking the evolving impact of COVID-19 and are focused on helping our customers and employees through these difficult times.
Current Results of Operations
The COVID-19 pandemic has resulted in unprecedented market conditions and significant volatility in the markets. Our second quarter results reflect strong revenue growth in Equity and Debt Capital Markets primarily related to increased customer flow to our equity market making desk and a widening of spreads in fixed income dealer as a result of periods of high volatility in the global markets as a result of economic concerns related to the COVID-19 pandemic. We have also seen a growth in operating revenues driven by increased customer activity in Exchange-Traded Futures & Options and FX Prime Brokerage businesses, as well as a significant increase in customer demand for precious metals in light of the COVID-19 global pandemic and the resulting effect on the global economy.
Impact on Customers
Our top priority is to service and care for our current customers. During this period of time, we have worked to prudently manage or reduce market risk exposure to these highly volatile markets.
Employees
We have taken actions to minimize risk to our employees, including restricting travel and providing secure and efficient remote work options for our team members. This leveraged our existing operational contingency plans at every level of the organization which ensured business process and control continuity. These actions have helped prevent major disruption to our clients and operations.
Business Continuity plans
We deployed business continuity plans to ensure operational flexibility through any environment, including the ability to work remotely. We continue to serve our customers while maintaining social distancing and other safety protocols to keep our employees and customers safe.

The full extent to which the COVID-19 pandemic will impact our business and operating results will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information that may emerge concerning COVID-19 and the mitigation efforts by government entities, as well as our own immediate COVID-19 operational response. We have and will continue to take active and decisive steps in this time of uncertainty and remain committed to the safety of our employees, while also continuing to serve our customers.

Interest Income/Expense
Interest income decreased $6.5 million, or 13%, to $41.7 million in the second quarter compared to $48.2 million in the prior year. Lower short term interest rates, which were partially offset by an increase in average client equity resulted in a $4.1 million decrease in interest income in Financial Agricultural (“Ag”) & Energy and Exchange-Traded Futures & Options components of our Commercial Hedging and CES segments as compared to the prior year. Average client equity in the Financial Ag & Energy and Exchange-Traded Futures & Options increased 26% to $2.4 billion in the second quarter compared to the prior year. Interest income in our Securities segment decreased $1.9 million in the second quarter over the prior year, to $29.7 million, of which $1.1 million was related to a decrease in conduit securities lending activities and $0.8 million was directly attributable to trading activities conducted as an institutional dealer in fixed income securities.
Interest expense decreased $8.4 million, or 22%, to $30.0 million in the second quarter compared to $38.4 million in the prior year. During the second quarter and the prior year, interest expense directly attributable to trading activities, interest expense on short-term financing facilities of subsidiaries and other direct interest expense of operating segments was $27.8 million and $35.2 million, respectively. During the second quarter, interest expense directly attributable to trading activities conducted as an institutional dealer in fixed income securities was $12.7 million compared to $17.5 million in the prior year. During the second quarter, interest expense directly attributable to securities lending activities were $7.5 million compared to $9.8 million in the prior year. During the second quarter, interest expense on short-term financing facilities of subsidiaries and other direct interest expense of operating segments was $7.6 million compared to $7.9 million, resulting primarily from the decrease in short-term interest rates. During the second quarter and the prior year, interest expense related to corporate funding purposes was $2.2 million and $3.2 million, respectively, due to lower current short term interest rates.
Variable vs. Fixed Expenses
The table below shows an analysis of our variable expenses and non-variable expenses as a percentage of total non-interest expenses for the periods indicated.

	Three Months Ended March 31,				Six Months Ended March 31,
(in millions)	2020	% of Total	2019	% of Total	2020	% of Total	2019	% of Total
Variable compensation and benefits	$82.6	29%	$51.4	25%	$137.2	27%	$99.1	24%
Transaction-based clearing expenses	63.8	23%	42.7	21%	110.1	22%	92.8	22%
Introducing broker commissions	29.6	11%	24.8	11%	55.8	11%	57.4	14%
Total variable expenses	176.0	63%	118.9	57%	303.1	60%	249.3	60%
Fixed compensation and benefits	54.1	19%	46.5	22%	103.5	21%	87.9	21%
Other fixed expenses	46.2	16%	41.1	21%	91.1	18%	78.7	20%
Bad debts	4.4	2%	0.7	—%	4.4	1%	1.0	—%
Recovery of bad debt on physical coal	—	—%	—	—%	—	—%	(2.4)	(1)%
Total non-variable expenses	104.7	37%	88.3	43%	199.0	40%	165.2	40%
Total non-interest expenses	$280.7	100%	$207.2	100%	$502.1	100%	$414.5	100%
Our variable expenses include variable compensation paid to traders and risk management consultants, bonuses paid to operational, administrative, and executive employees, transaction-based clearing expenses and introducing broker commissions. We seek to make non-interest expenses variable to the greatest extent possible, and to keep our fixed costs as low as possible.
Variable expenses were 63% of total non-interest expenses in the current period compared to 57% in the prior year period. During the second quarter, non-variable expenses, excluding bad debts, increased $12.7 million, or 14%, period-over-period, of which $3.5 million of the increase relates to acquisitions closed and new business initiatives began after March 2019. We view these acquisitions and expansion efforts as long-term strategic decisions, and they provided incremental pre-tax income for the current quarter.

Unallocated Costs and Expenses
The following table is a breakout of our unallocated costs and expenses from the compensation and other expenses in the INTL FCStone Inc. Summary Financials shown above. The unallocated costs and expenses include certain shared services such as information technology, accounting and treasury, credit and risk, legal and compliance, and human resources and other activities.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2020	% Change	2019	2020	% Change	2019
Compensation and benefits:
Variable compensation and benefits	$9.9	55%	$6.4	16.3	36%	12.0
Fixed compensation and benefits	21.4	16%	18.5	41.7	17%	35.6
	31.3	26%	24.9	58.0	22%	47.6
Other expenses:
Trading systems and market information	0.7	133%	0.3	1.2	71%	0.7
Occupancy and equipment rental	4.9	—%	4.9	9.9	6%	9.3
Professional fees	3.9	11%	3.5	7.9	16%	6.8
Travel and business development	0.6	(40)%	1.0	2.0	(5)%	2.1
Non-trading technology and support	4.7	21%	3.9	9.4	36%	6.9
Depreciation and amortization	3.8	46%	2.6	7.7	57%	4.9
Communications	1.3	(35)%	2.0	2.7	(16)%	3.2
Other	6.5	44%	4.5	10.4	28%	8.1
	26.4	16%	22.7	51.2	22%	42.0
Total compensation and other expenses	$57.7	21%	$47.6	$109.2	22%	$89.6
Total unallocated costs and other expenses increased $10.1 million to $57.7 million in the second quarter compared to $47.6 million in the prior year. Compensation and benefits increased $6.4 million, or 26%, to $31.3 million in the second quarter compared to $24.9 million in the prior year. The increase in fixed compensation and benefits is primarily related to a 23% increase in headcount across several administrative departments, including IT, compliance and accounting. The increase in variable compensation and benefits is primarily due to improved overall company performance.
Other non-compensation expenses increased $3.7 million, or 16%, to $26.4 million in the second quarter compared to $22.7 million in the prior year. Other expense increased primarily related to our jointly held internal bi-annual global sales meeting and customer Global Markets Outlook Conference held during February 2020.
Recovery of Bad debt on Physical Coal
The six months ended March 31, 2019 results include a recovery of $2.4 million on the bad debt on physical coal related to settlements reached with clients during the first quarter of fiscal 2019.
Other Gain
The three and six months ended March 31, 2019 results include a bargain purchase gain of $5.4 million related to the acquisition of INTL FCStone Credit Trading, LLC (formerly GMP Securities LLC).

Balance Sheet Summary
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(Unaudited) (in millions, except for share and per share amounts)	March 31, 2020	September 30, 2019
Summary asset information:
Cash and cash equivalents	$519.5	$471.3
Cash, securities and other assets segregated under federal and other regulations	$1,176.1	$1,049.9
Securities purchased under agreements to resell	$1,260.0	$1,424.5
Securities borrowed	$1,063.8	$1,423.2
Deposits with and receivables from broker-dealers, clearing organizations and counterparties, net	$3,359.5	$2,540.5
Receivables from clients, net and notes receivable, net	$485.0	$425.2
Financial instruments owned, at fair value	$2,525.7	$2,175.2
Physical commodities inventory, net	$255.2	$229.3
Property and equipment, net	$43.0	$43.9
Operating right of use assets	$31.6	$—
Goodwill and intangible assets, net	$73.1	$67.9
Other	$78.4	$85.2

Summary liability and stockholders’ equity information:
Accounts payable and other accrued liabilities	$184.8	$157.5
Operating lease liabilities	$34.2	$—
Payables to clients	$4,531.5	$3,589.5
Payables to broker-dealers, clearing organizations and counterparties	$429.2	$266.2
Payables to lenders under loans	$275.0	$202.3
Senior secured term loan, net	$184.3	$167.6
Income taxes payable	$10.6	$10.4
Securities sold under agreements to repurchase	$2,800.3	$2,773.7
Securities loaned	$1,068.8	$1,459.9
Financial instruments sold, not yet purchased, at fair value	$703.6	$714.8
Stockholders’ equity	$648.6	$594.2

Common stock outstanding - shares	19,216,468	19,075,360
Net asset value per share	$33.75	$31.15

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2020	2019	% Change	2020	2019	% Change
Segment operating revenues represented by:
Commercial Hedging	$101.7	$80.6	26%	$171.4	$140.4	22%
Global Payments	29.4	27.4	7%	60.8	57.1	6%
Securities	117.9	72.6	62%	199.0	141.6	41%
Physical Commodities	24.0	19.8	21%	44.1	34.1	29%
Clearing and Execution Services	96.5	73.6	31%	172.4	168.8	2%
Corporate Unallocated	4.0	4.1	(2)%	9.2	7.0	31%
Eliminations	(6.7)	(7.0)	(4)%	(13.3)	(13.2)	1%
Operating revenues	$366.8	$271.1	35%	$643.6	$535.8	20%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2020	2019	% Change	2020	2019	% Change
Segment income represented by:
Commercial Hedging	$35.8	$30.2	19%	$57.3	$43.5	32%
Global Payments	17.2	15.8	9%	36.1	34.4	5%
Securities	38.4	11.8	225%	55.1	27.8	98%
Physical Commodities	9.6	7.8	23%	17.2	13.7	26%
Clearing and Execution Services	16.3	11.6	41%	27.4	29.3	(6)%
Total segment income	$117.3	$77.2	52%	$193.1	$148.7	30%
Reconciliation of segment income to income before tax:
Segment income	$117.3	$77.2	52%	$193.1	$148.7	30%
Net costs not allocated to operating segments	61.2	51.7	18%	115.4	98.8	17%
Other gain	—	5.4	n/m	0.1	5.4	(98)%
Income before tax	$56.1	$30.9	82%	$77.8	$55.3	41%
Commercial Hedging
We serve our commercial clients through our team of risk management consultants, providing a high-value-added service that we believe differentiates us from our competitors and maximizes the opportunity to retain our clients. Our risk management consulting services are designed to quantify and monitor commercial entities’ exposure to commodity and financial risk. Upon assessing this exposure, we develop a plan to control and hedge these risks with post-trade reporting against specific client objectives. Our clients are assisted in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions.
Our services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME. Our base metals business includes a position as a Category One ring dealing member of the LME, providing execution, clearing and advisory services in exchange-traded futures and OTC products. We also provide execution of foreign currency forwards and options and interest rate swaps as well as a wide range of structured product solutions to our commercial clients who are seeking cost-effective hedging strategies. Generally, our clients direct their own trading activity, and our risk management consultants do not have discretionary authority to transact trades on behalf of our clients.
Operating revenues increased 26% to a record $101.7 million in the second quarter compared to $80.6 million in the prior year. Exchange-traded revenues increased 22%, to $47.6 million in the second quarter, primarily driven by strong performance in domestic and Latin American markets as well as expansion efforts in Europe and Canada. Overall exchange-traded contract volumes increased 37% versus the prior year, however the average rate per contract declined 10% to $5.39.
OTC revenues increased 46%, to $44.9 million in the second quarter, compared to $30.8 million in the prior year. OTC volumes increased 59% in the second quarter compared to the prior year. Agricultural OTC revenues increased 13% versus the prior year, driven by increased volumes in grain, soft commodity and dairy markets. Energy and renewable fuels OTC revenues increased 358% to $22.0 million in the second quarter driven by high volatility caused by economic concerns over the COVID-19 pandemic. OTC revenues noted in the ‘Other’ category above, were positively effected in the prior year period by the partial reversal of marked-to-market declines, related to longer tenor positions, recorded in the first fiscal quarter of 2019, which were directionally hedged but suffered from declines in value during periods of lower market activity at the end of that calendar year.
Consulting, management, and account fees increased 11% compared to the prior year to $4.2 million in the second quarter. Interest income, decreased 32%, to $5.0 million compared to $7.3 million in the prior year. The decline in interest income was driven by lower short-term interest rates as a result of the Federal Open Market Committee (“FOMC”) actions to reduce short term interest rates in the first and second quarters of fiscal 2020. These interest rate cuts were partially offset by a 3% increase in average equity for exchange-traded futures and options clients versus the prior year to $943.6 million in the second quarter.
Segment income increased 19% to $35.8 million in the second quarter compared to $30.2 million in the prior year, primarily as a result of the $21.1 million increase in operating revenues. The increase in operating revenues were partially offset by a $0.7 million increase in fixed compensation and benefits as well as a $3.2 million increase in bad debt expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 41% compared to 38% in the prior year, primarily as the result of the effect of the marked-to-market adjustment noted above in OTC revenues on variable compensation ratios in the prior year period.
Global Payments
We provide customized foreign exchange and treasury services to banks and commercial businesses as well as charities and non-governmental and government organizations. We provide transparent pricing and offer payments services in more than 170 countries and 140 currencies, which we believe is more than any other payments solution provider.
Our proprietary FXecute global payments platform is integrated with a financial information exchange (“FIX”) protocol. This FIX protocol is an electronic communication method for the real-time exchange of information, and we believe it represents one of the first FIX offerings for cross-border payments in exotic currencies. FIX functionality allows clients to view real time market rates for various currencies, execute and manage orders in real-time, and view the status of their payments through the easy-to-use portal.
Additionally, as a member of the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”), we are able to offer our services to large money center and global banks seeking more competitive international payment services. In addition, we operate a fully accredited SWIFT Service Bureau which facilitates cross-border payments and acceptance transactions for financial institutions, trade networks and corporations.
Through this single comprehensive platform and our commitment to client service, we believe we are able to provide simple and fast execution, ensuring delivery of funds in local currencies in any of these countries quickly through our global network of approximately 325 correspondent banks. In this business, we primarily act as a principal in buying and selling foreign currencies on a spot basis. We derive revenue from the difference between the purchase and sale prices.
We believe our clients value our ability to provide exchange rates that are significantly more competitive than those offered by large international banks, a competitive advantage that stems from our years of foreign exchange expertise focused on smaller, less liquid currencies.
Operating revenues increased 7% to a record $29.4 million in the second quarter compared to $27.4 million in the prior year, driven by 25% growth in the volume of payments made, which was partially offset by a 15% decline in the average revenue per payment compared to the prior year. The decline in the average revenue per payment was primarily driven by decline in the number of capital market transactions from our international banking clients.
Segment income increased 9% to $17.2 million in the second quarter compared to $15.8 million in the prior year. This increase primarily resulted from higher operating revenues, partially offset by an increase in fixed compensation and benefits compared to the prior year. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 23% in the second quarter as well as in the prior year.
Securities
We provide value-added solutions that facilitate cross-border trading and believe our clients value our ability to manage complex transactions, including foreign exchange, utilizing our understanding of local market convention, liquidity and settlement protocols around the world. Our clients include U.S.-based regional and national broker-dealers and institutions investing or executing client transactions in international markets and foreign institutions seeking access to the U.S. securities markets. We are one of the leading market makers in foreign securities, including unlisted American Depository Receipts (“ADRs”), Global Depository Receipts (“GDRs”) and foreign ordinary shares. We make markets in over 5,000 ADRs, GDRs and foreign ordinary shares, of which over 3,600 trade in the OTC market. In addition, we will, on request, make prices in more than 10,000 unlisted foreign securities. We are also a broker-dealer in Argentina and Brazil, where we are active in providing institutional executions in the local capital markets.
We act as an institutional dealer in fixed income securities, including U.S. Treasury, U.S. government agency, agency mortgage-backed and asset-backed securities as well as investment grade, high yield, convertible and emerging market debt to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.
We originate, structure and place debt instruments in the international and domestic capital markets. These instruments include complex asset-backed securities (primarily in Argentina) and domestic municipal securities. On occasion, we may invest our own capital in debt instruments before selling them. We also actively trade in a variety of international debt instruments as well as operate an asset management business in which we earn fees, commissions and other revenues for management of third party assets and investment gains or losses on our investments in funds and proprietary accounts managed either by our investment managers or by independent investment managers.
Operating revenues increased 62% to a record $117.9 million in the second quarter compared to $72.6 million in the prior year.
Operating revenues in Equity Capital Markets increased 83% in the second quarter compared to the prior year period as the gross dollar volume traded increased 134% which was partially offset by a 6% decline in the average revenue per $1,000 traded as compared to the prior year period. The strong volume growth was primarily related to increased customer flow to our equity market making desk as a result of periods of high volatility in the global equities markets as a result of economic concerns related to the COVID-19 pandemic. Equity Capital Markets operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Capital Markets increased 42% in the second quarter compared to the prior year, as a 11% decline in principal dollar volume was more than offset by a 59% increase in the revenue per $1,000 traded. The significant increase in the revenue per $1,000 traded was the result of a widening of spreads, particularly in March 2020, due to the global pandemic. While the U.S. Federal Reserve intervened with unprecedented monetary policy and emergency stimulus measures, fixed income markets remained highly volatile through the end of the second quarter.
Operating revenues in Asset Management increased 31% in the second quarter compared to the prior year as average assets under management in Argentina declined modestly in the second quarter to $331.3 million compared to $347.3 million in the prior year.
Segment income increased 225% to $38.4 million in the second quarter compared to $11.8 million in the prior year. Segment income in our Equity Capital Markets business increased $17.0 million to $22.0 million, as a result of the significant increase in operating revenues which was partially offset by a $2.2 million increase in non-variable direct expenses, primarily associated with the continued build out of several recent initiatives including equity prime brokerage. Segment income in our Debt Capital Markets business increased $9.6 million to $15.4 million, primarily driven by the increase in operating revenues noted above. Variable expenses, excluding interest, expressed as a percentage of operating revenues were 38% in the second quarter as compared to 32% in the prior year. This increase in variable expenses, was primarily driven by an increase in variable compensation resulting from the significant increase in operating revenues.
Physical Commodities
The Physical Commodities segment consists of our Precious Metals trading and Physical Ag & Energy commodity businesses. In Precious Metals, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers, and investors. Through our websites, we provide clients the ability to purchase physical gold and other precious metals, in multiple forms, and in denominations of their choice. In our trading activities, we act as a principal, committing our own capital to buy and sell precious metals on a spot and forward basis.
In our Physical Ag & Energy commodity business, we act as a principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products. We provide financing to commercial commodity-related companies against physical inventories. We use sale and repurchase agreements to purchase commodities evidenced by warehouse receipts, subject to a simultaneous agreement to sell such commodities back to the original seller at a later date.
We generally mitigate the price risk associated with commodities held in inventory through the use of derivatives. We do not elect hedge accounting under U.S. GAAP in accounting for this price risk mitigation. Management continues to evaluate performance and allocate resources on an operating revenue basis.

Operating revenues for Physical Commodities increased 21% to $24.0 million in the second quarter compared to $19.8 million in the prior year.
Precious Metals operating revenues increased 24% to $14.7 million in the second quarter compared to $11.9 million in the prior year, driven by strong performance in Asian markets as well as in CoinInvest GmbH and European Precious Metal Trading GmbH which we acquired in the third quarter of fiscal 2019. The number of gold equivalent ounces traded increased 56% versus the prior year and the average revenue per ounce traded declined 20% compared to the prior year. The growth in operating revenues was driven by a significant increase in customer demand for precious metals in light of the COVID-19 global pandemic and the resulting effect on the global economy. This operating revenue growth was partially offset by marked-to-market declines related to the dislocation between prices for Comex listed gold futures and over-the-counter precious metals contracts related to the shutdown of global refiners and flight cancellations due to COVID-19.
Operating revenues in Physical Ag & Energy increased 18% to $9.3 million in the second quarter compared to the prior year. The increase in operating revenues is largely due to increased activity with customers in biodiesel feedstock markets which was partially offset by lower activity in our commodity financing programs.
Segment income increased 23% to $9.6 million in the second quarter compared to $7.8 million in the prior year, primarily as a result of the increases in operating revenues noted above.
Clearing and Execution Services
We provide competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Through our platform, client orders are accepted and directed to the appropriate exchange for execution. We then facilitate the clearing of client transactions. Clearing involves the matching of client trades with the exchange, the collection and management of client margin deposits to support the transactions, and the accounting and reporting of the transactions to clients.
As of March 31, 2020, our U.S. futures commission merchant (“FCM”) held $2.5 billion in required client segregated assets, which we believe makes us the third largest non-bank FCM in the U.S., as measured by required client segregated assets. We seek to leverage our capabilities and capacity by offering facilities management or outsourcing solutions to other FCM’s.
We are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive client experience through the clearing and settlement process. Our independent wealth management business, which offers a comprehensive product suite to retail clients nationwide, clears through this platform. We believe we are one of the leading mid-market clearers in the securities industry, with approximately 70 correspondent clearing relationships with over $15.0 billion in assets under management or administration as of March 31, 2020.
We provide prime brokerage foreign exchange (“FX”) services to financial institutions and professional traders. We provide our clients with the full range of OTC products, including 24-hour a day execution of spot, forwards and options as well as non-deliverable forwards in both liquid and exotic currencies. We also operate a proprietary foreign exchange desk that arbitrages the exchange-traded foreign exchange markets with the cash markets.
Through our London-based Europe, Middle East and Africa (“EMEA”) oil voice brokerage business, we provide brokerage services across the fuel, crude, and middle distillates markets with well known commercial and institutional clients throughout EMEA.
Operating revenues increased 31% to $96.5 million in the second quarter compared to $73.6 million in the prior year.
Operating revenues in our Exchange-Traded Futures & Options business increased 43% to $50.6 million in the second quarter compared to $35.3 million in the prior year as a result of a 71% increase in exchange-traded volumes and a 5% decline in the average rate per contract compared to the prior year period. The increase in operating revenues in the Exchange-Traded Futures & Options business was driven by increased customer activity due to high market volatility caused by economic concerns over the COVID-19 pandemic and to a lesser extent our acquisition of the futures and options brokerage and clearing business of UOB Bullion and Futures Limited. These increases were partially offset by a $2.0 million decrease in interest income in the Exchange-Traded Futures & Options business to $4.8 million in the second quarter due to a decline in short-term rates, which was partially offset by a 47% increase in average client equity compared to the prior year to $1.5 billion.
Operating revenues in our FX Prime Brokerage increased 92% compared to the prior year to $9.2 million in the second quarter, as foreign exchange volumes increased 62% in the second quarter compared to the prior year as a result of increased volatility in foreign exchange market due to the effect of COVID-19.
Correspondent Clearing operating revenues decreased 5% compared to the prior year to $8.0 million in the second quarter, while operating revenues in Independent Wealth Management increased 30% to $23.2 million as compared to the prior year. In the Correspondent Clearing business, interest income decreased $0.5 million to $1.7 million in the second quarter due to a decline in short term rates and fee income related to money market/FDIC sweep balances declined $0.6 million to $3.1 million, despite a 24% increase in the average money market/FDIC sweep balances as the result of a decline in short term rates. Operating revenues in Derivative Voice Brokerage declined 24% to $5.5 million in the second quarter compared to the prior year.
Segment income increased to $16.3 million in the second quarter compared to $11.6 million in the prior year, primarily a result of the increase in operating revenues, which was partially offset by a $0.5 million increase in non-variable direct expenses, excluding bad debt. Variable expenses, excluding interest, as a percentage of operating revenues increased to 67% in the second quarter as compared to 64% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, May 7, 2020 at 9:00 a.m. Eastern time. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through May 14, 2020. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 1228575.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 30,000 commercial and institutional clients and over 125,000 retail clients located in more than 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our clients include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the NASDAQ under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com
INTL-G